EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-64726) pertaining to the Libbey Inc. Supplemental Retirement Plan of our report dated June 11, 2015, with respect to the financial statements of the Libbey Inc. Supplemental Retirement Plan as of December 31, 2014 included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Toledo, Ohio
June 24, 2016